As filed with the Securities and Exchange Commission on June 22, 2001

Registration No. 333- 40640

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8 TO REGISTRATION STATEMENT
ON FORM S-4 UNDER THE SECURITIES ACT OF 1933

M&T BANK CORPORATION (Exact name of registrant as specified in its charter)

New York	16-0968385

(State or other jurisdiction of	(I.R.S. Employer

incorporation or organization)	Identification No.)

One M&T Plaza Buffalo, New York 14203 (Address, including zip code, of principal executive offices)

Keystone Financial, Inc. 1997 Stock Incentive Plan

Keystone Financial, Inc. 1992 Stock Incentive Plan

Keystone Financial, Inc. 1988 Stock Incentive Plan

Keystone Financial, Inc. 1995 Non-Employee Directors’ Stock Option Plan

Keystone Financial, Inc. 1990 Non-Employee Directors’ Stock Option Plan

Keystone Financial, Inc. 1992 Director Fee Plan

Financial Trust Corp Stock Option Plan of 1992

Financial Trust Corp Non-Employee Director Stock Option Plan of 1994

Amended and Restated Nonqualified Stock Option Agreement with Donald E. Stone

Elmwood Bancorp, Inc. Key Employee Stock Compensation Program

(Full title of the plans)

Richard A. Lammert, Esquire

Senior Vice President and General Counsel

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203 (Name and address of agent for service)

(716) 842-5390 (telephone number, including area code, of agent for service)

Copy to:
Steven Kaplan, Esq.
Arnold & Porter
555 12th Street, N.W.
Washington, D.C. 20004
(202) 942-5998

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      This Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-40640) (the “Registration Statement”) of M&T Bank Corporation (“M&T”) is being filed to add 49,377 shares of M&T common stock to the 1,300,331 shares of M&T Common Stock registered under the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement. The additional shares relate to the Keystone Financial, Inc 1992 Director Fee Plan, for a total of 1,349,708 shares. All such shares were registered on the original Registration Statement.

      Item 3. Incorporation of Documents by Reference.

      The following documents filed by M&T Bank Corporation (File No. 1-9861) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	M&T’s Annual Report on Form 10-K for the year ended December 31, 2,000.

(b)	M&T’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(c)	M&T’s Current Report on Form 8-K dated as of February 9, 2001.

(d)	The description of the common stock of M&T (“M&T Common Stock”), contained in a registration statement on Form 8-A filed by M&T on May 20, 1998, and any amendments or reports filed for the purpose of updating such description.

      All documents filed by M&T after the date of this Post-Effective Amendment No. 2 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all M&T Common Stock offered hereby has been sold or which deregisters such M&T Common Stock then remaining unsold, shall be deemed to be incorporated in this Post-Effective Amendment No. 2 by reference and shall be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Post-Effective Amendment No. 2 shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 2 to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Post-Effective Amendment No. 2 modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Post-Effective Amendment No. 2.

      Item 4. Description of Securities.

      Not applicable.

      Item 5. Interests of Named Experts and Counsel.

      The consolidated financial statements of M&T incorporated in this Registration Statement by reference to M&T’s Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in this document by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors’ reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance on the reports given on the authority of said firm as experts in auditing and accounting.

      Richard A. Lammert, Esq., Senior Vice President and General Counsel of M&T, has delivered a legal opinion to the effect that the issuance and sale of the M&T common stock offered hereby was duly authorized by M&T and that such M&T common stock will be validly issued, fully paid and nonassessable when issued upon the exercise of options. As of June 21, 2001, Mr. Lammert was the beneficial owner of 62,532 shares of M&T common stock and held options granted under the M&T Bank Corporation 1983 Stock Option Plan covering 140,000 shares of M&T common stock, 100,500 of which are currently exercisable.

      Item 6. Indemnification of Directors and Officers.

      Section 721 and 722 of the New York Business Corporation Law (“NYBCL”) provide for indemnification of directors and officers. Section 721 of New York law provides that the statutory provisions under New York law are not exclusive of any other rights to which a director or officer seeking indemnification would be entitled.

      Section 722 of the NYBCL provides that a corporation may indemnify a director or officer of the corporation who is made a party, or threatened to be made a party, in a civil or criminal proceeding arising out of activities undertaken at the request of the corporation (including action on behalf of another corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise) against judgments, fines, amounts paid in settlement and reasonable expenses, if the director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise, not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), there is no indemnification under New York law for threatened actions or a pending action otherwise settled or disposed of, and no indemnification of expenses is permitted, if the director or officer is adjudged liable to the corporation unless and only to the extent a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper.

      The certificate of incorporation of M&T provides that M&T will indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity.

      Item 7. Exemption from Registration Claimed.

      Not applicable.

      Item 8. Exhibits.

      The exhibits listed on the Exhibit Index on page II-9 of this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 have been previously filed, are filed herewith or are incorporated herein by reference to other filings.

      Item 9. Undertakings.

      M&T hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs 1(a) and 1(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by M&T pursuant to Section 13 or 15(d) of the Exchange Act, which are incorporated by reference in this registration statement

2.	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of M&T’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of M&T pursuant to the foregoing provisions, or otherwise, M&T has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by M&T of expenses incurred or paid by a director, officer or controlling person of M&T in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, M&T will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, M&T certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 21, 2001.

M&T STATE CORPORATION

By:	/s/ Michael P. Pinto

Michael P. Pinto

Executive Vice President and

Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on June 21, 2001:

Signature	Title

*	Chairman of the Board, President and Chief

Robert G. Wilmers	Executive Officer (Principal Executive Officer)

*	Executive Vice President and Chief Financial

Michael P. Pinto	Officer (Principal Financial Officer)

*	Senior Vice President and Controller (Principal

Michael R. Spychala	Controller (Principal Accounting Officer)

*	Director

William F. Allyn

*	Director

Brent D. Baird

*	Director

John H. Benisch

*	Director

Robert J. Bennett

*	Director

C. Angela Bontempo

*	Director

Robert T. Brady

*	Director

Patrick J. Callan

Vice Chairman of the Board

Carl L. Campbell

*	Director

R. Carlos Carballada

Director

Donald Devorris

*	Director

Richard E. Garman

*	Director

James V. Glynn

Director

Daniel R. Hawbaker

*	Director

Patrick W.E. Hodgson

*	Director

Samuel T. Hubbard, Jr.

Director

Richard G King

*	Director

Reginald B. Newman, II

*	Director

Peter J. O’Donnell, Jr.

*	Director

Jorge G. Pereira

*	Director

Robert E. Sadler, Jr.

Director

Stephen G. Sheetz

*	Director

John L. Vensel

*	Director

Herbert L. Washington

* By	/s/ Richard A. Lammert	June 21, 2001

(Attorney-in-fact)

INDEX TO EXHIBITS

Exhibit 4.1	Keystone Financial, Inc. 1997 Stock Incentive Plan, as amended November 19, 1998, incorporated by reference to Exhibit 10.16 of Form 10-K of Keystone Financial, Inc., for the year ended December 31, 1998.

Exhibit 4.2	Keystone Financial, Inc. 1992 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.10 of Form 10-K of Keystone Financial, Inc., for the year ended December 31, 1997.

Exhibit 4.3	Keystone Financial, Inc. 1988 Stock Incentive Plan, incorporated by reference to Exhibit 10.2 of Form 10-K of Keystone Financial, Inc., for the year ended December 31, 1998.

Exhibit 4.4	Keystone Financial, Inc. 1995 Non-Employee Directors’ Stock Option Plan, incorporated by reference to Exhibit B of the Proxy Statement of Keystone Financial, Inc., dated April 7, 1995 (SEC File No.000-11460).

Exhibit 4.5	Keystone Financial, Inc. 1990 Non-Employee Directors’ Stock Option Plan, as amended, incorporated by reference to Exhibit 10.9 of Form 10-K of Keystone Financial, Inc. for the year ended December 31, 1998

Exhibit 4.6	Financial Trust Corp Stock Option Plan of 1992, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 of Financial Trust Corp, dated January 25, 1993 (SEC File No. 33-57494).

Exhibit 4.7	Financial Trust Corp Non-Employee Director Stock Option Plan of 1994, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 of Financial Trust Corp, dated March 26, 1996.

Exhibit 4.8	Amended and Restated Nonqualified Stock Option Agreement with Donald E. Stone, incorporated by reference to Exhibit 28 to Form 8-K of WM Bancorp, dated December 12, 1991 (SEC File No. 33-0889).

Exhibit 4.9	Elmwood Bancorp, Inc. Key Employee Stock Compensation Program, incorporated by reference to Exhibit 10.1 of the Registration Statement on Form S-4 of Elmwood Bancorp, Inc., dated February 24, 1992 (SEC File No 33-45761).

Exhibit 4.10	Keystone Financial, Inc. 1992 Director Fee Plan, as amended May 20, 1999, incorporated by reference to Exhibit 10.11 of Form 10-K of Keystone Financial, Inc. for the year ended December 31, 1999.

Exhibit 5	Opinion of Richard A. Lammert, Esq., filed herewith.

Exhibit 23.1	Consent of Richard A. Lammert, Esq., included in the opinion previously filed as Exhibit 5 hereto.

Exhibit 23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.

Exhibit 24	Powers of Attorney of certain directors and officers of M&T, previously filed as Exhibit 24 to the Registration Statement on Form S-4 (File No. 333-40640) by M&T Bank Corporation on June 30, 2000.